Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-213872 and 333-221175) and Form S-8 (Nos. 333-202538, 333-202537, 333-144737 and 333-177005) of Blueknight Energy Partners, L.P. of our report dated March 26, 2020 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 26, 2020